Free Writing Prospectus, dated November 18, 2022

Filed pursuant to Rule 433 under the Securities Act of 1933

Supplementing the Preliminary Prospectus, dated November 10, 2022

Registration Statement Nos. 333-267511 and 333-267511-01

PG&E Recovery Funding LLC

(Issuing Entity)

PRICING TERM SHEET

$983,362,000 Senior Secured Recovery Bonds, Series 2022-A

Issuing Entity:	PG&E Recovery Funding LLC

Sponsor, Depositor and Initial Servicer:	Pacific Gas and Electric Company

Trustee:	The Bank of New York Mellon Trust Company, N.A.

Joint Bookrunners:	Goldman Sachs & Co. LLC Citigroup Global Markets Inc. J.P. Morgan Securities LLC

Co-Managers:	Academy Securities, Inc. Cabrera Capital Markets LLC Mischler Financial Group, Inc. Penserra Securities LLC

Expected Ratings (Moody’s/S&P):	Aaa (sf)/AAA (sf)(1)

Closing Date / Settlement Date:	November 30, 2022(2)

Interest Payment Dates:	January 15 and July 15, commencing July 15, 2023

Applicable Time:	3:35 PM (Eastern time) on November 18, 2022

Proceeds:	The total initial price to the public is $983,292,609. The total amount of the underwriting discounts and commissions is $3,933,448. The total amount of proceeds to the Issuing Entity before deduction of expenses (estimated to be $4,359,161) is $979,359,161.

Initial Fixed Recovery Charge as a Percentage of Consumer’s Bill:

The initial fixed recovery charge for the recovery bonds offered hereby is expected to represent approximately 0.4% of the total electric bill, as of June 1, 2022, received by a 500 kWh residential consumer of PG&E.

The estimated aggregate initial fixed recovery charge for (1) the recovery bonds offered hereby, (2) the Series 2021-A Bonds, (3) the Series 2022-A Rate Neutral Bonds and (4) the Series 2022-B Rate Neutral Bonds is expected to represent approximately 4.1% of the total electric bill, as of June 1, 2022, received by a 500 kWh residential consumer of PG&E.

Servicing Compensation:	The issuing entity will pay the servicer on each payment date the servicing fee with respect to the recovery bonds. As long as PG&E or any affiliated entity acts as servicer, this fee will be $491,681 (0.05% of the initial aggregate principal amount of the recovery bonds) per annum, plus out-of-pocket expenses.

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
(2)

The Issuing Entity expects to deliver the recovery bonds against payment for the recovery bonds on or about November 30, 2022, which will be the seventh business day following the date of pricing of the recovery bonds. Since trades in the secondary market generally settle in two business days, purchasers who wish to trade recovery bonds on the date of pricing or the succeeding four business days will be required, by virtue of the fact that the recovery bonds initially will settle in T+7, to specify alternative settlement arrangements to prevent a failed settlement.

Tranche	Principal Amount Offered	Expected Weighted Average Life (years)	Scheduled Final Payment Date	Final Maturity Date	Interest Rate	Initial Price to Public(3)	Underwriting Discounts and Commissions	Proceeds to Issuing Entity (Before Expenses)
A-1	$214,922,000	5.29	07/15/2032	07/15/2034	5.045%	99.99935%	0.40%	$214,060,915
A-2	$200,000,000	12.49	01/15/2038	01/15/2040	5.256%	99.99866%	0.40%	$199,197,320
A-3	$568,440,000	20.52	07/15/2047	07/15/2049	5.536%	99.98851%	0.40%	$566,100,926

(3)	Interest on the recovery bonds will accrue from November 30, 2022 and must be paid by the purchaser if the recovery bonds are delivered after that date.

	Tranche A-1	Tranche A-2	Tranche A-3
CUSIP	71710T AD0	71710T AE8	71710T AF5
ISIN	US71710TAD00	US71710TAE82	US71710TAF57

Subject to the terms and conditions in the underwriting agreement among us, PG&E and the underwriters, for whom Goldman Sachs & Co. LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are acting as representatives, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the principal amount of the recovery bonds listed opposite each underwriter’s name below:

Underwriter	Tranche A-1	Tranche A-2	Tranche A-3
Goldman Sachs & Co. LLC	$64,476,000	$60,000,000	$170,532,000
Citigroup Global Markets Inc.	$53,731,000	$50,000,000	$142,110,000
J.P. Morgan Securities LLC	$53,731,000	$50,000,000	$142,110,000
Academy Securities, Inc.	$10,746,000	$10,000,000	$28,422,000
Cabrera Capital Markets LLC	$10,746,000	$10,000,000	$28,422,000
Mischler Financial Group, Inc.	$10,746,000	$10,000,000	$28,422,000
Penserra Securities LLC	$10,746,000	$10,000,000	$28,422,000
Total	$214,922,000	$200,000,000	$568,440,000

The underwriters may allow, and dealers may reallow, a discount not to exceed the percentage listed below for each tranche:

	Selling Concession	Reallowance Discount
Tranche A-1	0.24%	0.12%
Tranche A-2	0.24%	0.12%
Tranche A-3	0.24%	0.12%

After the initial public offering, the public offering prices, selling concessions and reallowance discounts may change.

EXPECTED SINKING FUND SCHEDULE

Semi- Annual Payment Date	Tranche A-1 Principal	Tranche A-2 Principal	Tranche A-3 Principal
07/15/2023	$11,195,480	$0	$0
01/15/2024	$9,276,743	$0	$0
07/15/2024	$9,542,197	$0	$0
01/15/2025	$9,815,247	$0	$0
07/15/2025	$10,096,110	$0	$0
01/15/2026	$10,385,010	$0	$0
07/15/2026	$10,682,178	$0	$0
01/15/2027	$10,987,848	$0	$0
07/15/2027	$11,302,265	$0	$0
01/15/2028	$11,625,680	$0	$0
07/15/2028	$11,958,348	$0	$0
01/15/2029	$12,300,537	$0	$0
07/15/2029	$12,652,516	$0	$0
01/15/2030	$13,014,568	$0	$0
07/15/2030	$13,386,980	$0	$0
01/15/2031	$13,770,049	$0	$0
07/15/2031	$14,164,078	$0	$0
01/15/2032	$14,569,384	$0	$0
07/15/2032	$4,196,781	$10,789,505	$0
01/15/2033	$0	$15,440,798	$0
07/15/2033	$0	$15,919,386	$0
01/15/2034	$0	$16,412,807	$0
07/15/2034	$0	$16,921,522	$0
01/15/2035	$0	$17,446,004	$0
07/15/2035	$0	$17,986,743	$0
01/15/2036	$0	$18,544,242	$0
07/15/2036	$0	$19,119,021	$0
01/15/2037	$0	$19,711,615	$0
07/15/2037	$0	$20,322,577	$0
01/15/2038	$0	$11,385,778	$9,566,697
07/15/2038	$0	$0	$21,620,935
01/15/2039	$0	$0	$22,334,101
07/15/2039	$0	$0	$23,070,792
01/15/2040	$0	$0	$23,831,782
07/15/2040	$0	$0	$24,617,873
01/15/2041	$0	$0	$25,429,894
07/15/2041	$0	$0	$26,268,699
01/15/2042	$0	$0	$27,135,172
07/15/2042	$0	$0	$28,030,225
01/15/2043	$0	$0	$28,954,802
07/15/2043	$0	$0	$29,909,876
01/15/2044	$0	$0	$30,896,454
07/15/2044	$0	$0	$31,915,573
01/15/2045	$0	$0	$32,968,308
07/15/2045	$0	$0	$34,055,768
01/15/2046	$0	$0	$35,179,098
07/15/2046	$0	$0	$36,339,480
01/15/2047	$0	$0	$37,538,138
07/15/2047	$0	$0	$38,776,333
Total Payments(4)	$214,922,000	$200,000,000	$568,440,000

(4)	Totals may not add up due to rounding.

EXPECTED OUTSTANDING PRINCIPAL BALANCE PER TRANCHE

Semi- Annual Payment Date	Tranche A-1 Balance	Tranche A-2 Balance	Tranche A-3 Balance
Closing Date	$214,922,000	$200,000,000	$568,440,000
07/15/2023	$203,726,520	$200,000,000	$568,440,000
01/15/2024	$194,449,777	$200,000,000	$568,440,000
07/15/2024	$184,907,580	$200,000,000	$568,440,000
01/15/2025	$175,092,333	$200,000,000	$568,440,000
07/15/2025	$164,996,222	$200,000,000	$568,440,000
01/15/2026	$154,611,212	$200,000,000	$568,440,000
07/15/2026	$143,929,034	$200,000,000	$568,440,000
01/15/2027	$132,941,186	$200,000,000	$568,440,000
07/15/2027	$121,638,921	$200,000,000	$568,440,000
01/15/2028	$110,013,241	$200,000,000	$568,440,000
07/15/2028	$98,054,893	$200,000,000	$568,440,000
01/15/2029	$85,754,356	$200,000,000	$568,440,000
07/15/2029	$73,101,840	$200,000,000	$568,440,000
01/15/2030	$60,087,272	$200,000,000	$568,440,000
07/15/2030	$46,700,292	$200,000,000	$568,440,000
01/15/2031	$32,930,243	$200,000,000	$568,440,000
07/15/2031	$18,766,165	$200,000,000	$568,440,000
01/15/2032	$4,196,781	$200,000,000	$568,440,000
07/15/2032	$0	$189,210,495	$568,440,000
01/15/2033	$0	$173,769,697	$568,440,000
07/15/2033	$0	$157,850,311	$568,440,000
01/15/2034	$0	$141,437,504	$568,440,000
07/15/2034	$0	$124,515,982	$568,440,000
01/15/2035	$0	$107,069,978	$568,440,000
07/15/2035	$0	$89,083,234	$568,440,000
01/15/2036	$0	$70,538,992	$568,440,000
07/15/2036	$0	$51,419,971	$568,440,000
01/15/2037	$0	$31,708,355	$568,440,000
07/15/2037	$0	$11,385,778	$568,440,000
01/15/2038	$0	$0	$558,873,303
07/15/2038	$0	$0	$537,252,368
01/15/2039	$0	$0	$514,918,267
07/15/2039	$0	$0	$491,847,475
01/15/2040	$0	$0	$468,015,694
07/15/2040	$0	$0	$443,397,820
01/15/2041	$0	$0	$417,967,927
07/15/2041	$0	$0	$391,699,228
01/15/2042	$0	$0	$364,564,056
07/15/2042	$0	$0	$336,533,831
01/15/2043	$0	$0	$307,579,029
07/15/2043	$0	$0	$277,669,152
01/15/2044	$0	$0	$246,772,698
07/15/2044	$0	$0	$214,857,125
01/15/2045	$0	$0	$181,888,817
07/15/2045	$0	$0	$147,833,049
01/15/2046	$0	$0	$112,653,951
07/15/2046	$0	$0	$76,314,471
01/15/2047	$0	$0	$38,776,333
07/15/2047	$0	$0	$0

WEIGHTED AVERAGE LIFE SENSITIVITY

		-5% (1.79 Standard Deviations from Mean)		-15% (5.83 Standard Deviations from Mean)
Tranche	Expected Weighted Average Life (Years)	WAL (yrs)	Change (days)*	WAL (yrs)	Change (days)*
A-1	5.29	5.29	0	5.31	6
A-2	12.49	12.49	0	12.49	0
A-3	20.52	20.52	0	20.52	0

*	Number is rounded to whole days

For the purposes of preparing the above chart, the following assumptions, among others, have been made: (i) in relation to the initial forecast, the forecast error stays constant over the life of the recovery bonds and is equal to an overestimate of electricity consumption of 5% (1.79 standard deviations from mean) or 15% (5.83 standard deviations from mean), (ii) the servicer makes timely and accurate submissions to true-up the fixed recovery charges annually, (iii) consumer write-off rates are held constant at 0.34% and 0.34% for residential and non-residential, (iv) PG&E remits all fixed recovery charges on average 55 days and 55 days after such charges are billed to residential and non-residential consumers, respectively, (v) operating expenses are equal to projections, (vi) there is no acceleration of the final maturity date of the recovery bonds, (vii) a permanent loss of all consumers has not occurred, and (viii) the issuance date of the recovery bonds is November 30, 2022. There can be no assurance that the weighted average lives of the recovery bonds will be as shown.

Pacific Gas and Electric Company (“PG&E”) and the Issuing Entity have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents PG&E and the Issuing Entity have filed with the SEC for more complete information about the Issuing Entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, PG&E, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling PG&E collect at 1-415-973-1000, Goldman Sachs & Co. LLC toll-free at (866) 471-2526, Citigroup Global Markets Inc. toll-free at (800) 831-9146 and J.P. Morgan Securities LLC toll-free at (800) 408-1016.